Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

ConnectOne Bancorp, Inc. (formerly Center Bancorp, Inc.)
Englewood Cliffs, NJ

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 No. 333-196933, No. 333-100884, No. 333-110710, No.333-157189, No. 333-165787, and No. 333-189210 and Form S-8 No. 333-197239, No. 333-37436, No. 333-37434, No. 333-116174, No. 333-125747, No. 333-148323 and No. 333-160111 of ConnectOne Bancorp, Inc. of our report dated March 13, 2015, relating to the consolidated financial statements and the effectiveness of ConnectOne Bancorp, Inc.’s internal control over financial reporting, which appears in this Form 10-K.

/s/ Crowe Horwath LLP
Crowe Horwath LLP
Livingston, New Jersey
March 4, 2016